Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports 2008 Fourth Quarter Results

IRVINE, Calif., February 4, 2009 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its fourth quarter ended December 31, 2008. All results should be considered preliminary pending the Company’s filing of its annual report on Form 10-K.

Epicor chairman, president and CEO George Klaus commented, “Despite extremely difficult economic conditions, Epicor has remained on sound financial footing supported by strong underlying fundamentals and a highly competitive suite of products. Although we did not attain all of the objectives we originally set at the beginning of 2008, we did earn $0.66 per share on a non-GAAP basis and generate free cash flow1 of more than $56 million on revenues of approximately half a billion dollars. These financial results were driven in-part by significant improvements in consulting gross margins and growth in high-margin maintenance revenues throughout the year.

“We believe successfully adding 570 new customers during the year in this challenging market, plus bringing back more than 600 customers onto maintenance, demonstrates the value our customers see in our products and services,” Klaus continued. “The new name and customer win backs provide long-term benefit to Epicor through the highly profitable and predictable maintenance revenues they generate, in addition to future license software opportunities for new functionality, add-on modules and additional user seats.

Klaus added, “While we expect the difficult economic environment to continue and we do not believe Epicor will buck the market and industry trends, we will continue to differentiate Epicor from its competitors by continuing to provide both new and existing customers with unprecedented flexibility and choice, as well as by keeping tight control of our costs.”

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Epicor Reports Q4 2008 Results

GAAP Results: GAAP revenue for the 2008 fourth quarter was $121.9 million, with net income of $2.9 million, or $0.05 per diluted share. 2008 fourth quarter GAAP net income includes restructuring expense of $4.4 million, primarily related to the cost reduction initiatives the Company took in November 2008. This compares to 2007 fourth quarter GAAP revenue of $119.7 million, and GAAP net income of $22.5 million, or $0.38 per diluted share, which included a non-cash income tax benefit of $14.0 million.

Non-GAAP Results2: Non-GAAP revenue for the 2008 fourth quarter was $123.3 million, with non-GAAP net income of $13.5 million, or $0.23 per diluted share. This compares to GAAP revenue of $119.7 million, and non-GAAP net income of $15.9 million, or $0.27 per diluted share, in the 2007 fourth quarter. The Company did not report non-GAAP revenue in the 2007 year.

2008 Fourth Quarter Revenue by Segment: 2008 fourth quarter non-GAAP license revenue was $25.2 million, compared to GAAP license revenue of $38.2 million in the 2007 fourth quarter. Non-GAAP consulting revenue was $38.2 million in the 2008 fourth quarter, which excludes approximately $0.1 million in fair value adjustments for NSB purchase accounting, compared to GAAP consulting revenue of $35.1 million in the 2007 fourth quarter. Non-GAAP maintenance revenue for the 2008 fourth quarter was $48.5 million, which excludes approximately $1.2 million in fair value adjustments for NSB purchase accounting, compared to GAAP maintenance revenue of $41.4 million in the same period in the prior year. GAAP hardware and other revenue for the 2008 fourth quarter was $11.4 million, up from GAAP hardware and other revenue of $5.0 million in the prior year’s fourth quarter.

Balance Sheet Summary: The Company’s balance sheet at December 31, 2008, included cash and cash equivalents of $89.8 million. The balance sheet benefited from free cash flow of $21.5 million during the 2008 fourth quarter, which helped support approximately $12.8 million in pay downs on the Company’s credit facility during the quarter. The Company’s total debt balance as of December 31, 2008, consists of $10.2 million in current debt primarily related to the current portion of the term loan from the Company’s credit facility, which helped to fund the NSB acquisition, and long-term debt of $315.3 million, consisting primarily of the $230 million obligation to holders of the Company’s 2.375% senior convertible notes and $85.0 million of borrowings under the Company’s credit facility.

At the end of the 2008 fourth quarter, net accounts receivable was approximately $90.6 million. The Company had strong cash collections of $134.9 million during the 2008 fourth quarter. Days sales outstanding (DSOs) in the 2008 fourth quarter were up marginally to 68, compared to 65 in the third quarter of 2008. Deferred revenue at the end of the 2008 fourth quarter was $92.7 million.

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Epicor Reports Q4 2008 Results

Business Outlook:

Due to the uncertainty and limited visibility in the global economy, IT spending and exchange rate fluctuations, the Company is only providing one quarter of forward looking guidance at this time. The Company said it currently expects its 2009 first quarter results to be the softest quarterly financial results for the 2009 year in terms of revenue and non-GAAP profitability due not only to the current general economic conditions, but also due to predictable seasonal weakness in customer purchasing decisions.

2009 first quarter total GAAP revenue is expected to be $100 to $105 million, with non-GAAP earnings per share for the 2009 first quarter expected to be $0.06 to $0.08.

The Company’s 2009 first quarter non-GAAP earnings per share guidance excludes current expectations for first quarter amortization of intangible assets of approximately $8.4 million, first quarter stock-based compensation expense of approximately $3.2 million and approximately $1.9 million in non-cash interest expense for the first quarter related to Epicor’s adoption of FSP APB 14-1, “Accounting for Convertible Debt.” 2009 first quarter non-GAAP earnings per share expectations assume a weighted average share count of 59.3 million shares.

Earnings Conference Call

The Company will hold an investor and analyst conference call today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.

When:	Wednesday, February 4, 2009
Time:	2:00 p.m. PT
Dial in:	+1 (800)-524-3357, outside the U.S. +1 (913)-312-0648
Conf ID:	Epicor 2008 Fourth Quarter Earnings Call
Webcast:	http://ir.epicor.com

On the call, chairman, president and CEO George Klaus and senior vice president and principal accounting officer Russ Clark, will review 2008 fourth quarter earnings and the Company’s 2008 year. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

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Epicor Reports Q4 2008 Results

1Free cash flow is a non-GAAP measure. The Company calculates free cash flow by taking adjusted EBITDA, adding back stock-based compensation, and subtracting capital expenditures, cash paid for taxes and net interest. Please refer to the table below for a complete reconciliation.

2Please see the reconciliations to GAAP measures provided at the end of this press release.

About Epicor Software Corporation

Epicor is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor celebrates 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. The Company’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

# # #

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected GAAP and non-GAAP revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), non-GAAP free cash flow, the Company’s products, market share, business model, cross selling and other potential synergies and the accretive affect of the NSB transaction, sales pipelines and opportunities, target market, customer renewal rates, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include, but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, including Epicor 9; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; Epicor’s ability to integrate the NSB acquisition and recognize expected revenue synergies; Epicor’s ability to continue to support NSB’s customers and add functionality to NSB’s products; and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2007 and quarterly report on Form 10Q for the quarter ended September 30, 2008. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

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Epicor Reports Q4 2008 Results

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings and Revenue Measure. The Company uses non-GAAP earnings and revenue measures, adjusted EBITDA and free cash flow in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and,

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP financial measures for 2008 used by the Company is defined to include deferred revenues from NSB that are expected to be adjusted to fair value as required by purchase accounting in accordance with GAAP reporting, and to exclude amortization of intangible assets, stock-based compensation expense, the write-off of in-process research and development, loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB and restructuring and other non-recurring expenses.

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock-based compensation. Finally, management believes it is appropriate to exclude costs associated with the in-process research and development charge and the loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB, as well restructuring and other charges, which included costs associated with the integration of NSB into Epicor, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

- TABLES FOLLOW -

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Epicor Reports Q4 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,764	$75,158
Short-term investments	—	1,371
Accounts receivable, net	90,624	98,533
Deferred income taxes	8,092	7,060
Inventory, net	5,068	4,539
Prepaid expenses and other current assets	21,459	9,184

Total current assets	215,007	195,845
Property and equipment, net	31,987	14,762
Deferred income taxes	45,773	45,025
Intangible assets, net	113,556	46,524
Goodwill	361,942	169,267
Cash designated for acquisition	—	161,000
Other assets	15,418	12,958

Total assets	$783,683	$645,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,913	$14,640
Accrued expenses	54,683	54,927
Current portion of accrued restructuring costs	4,073	614
Current portion of long-term debt	10,169	145
Current portion of deferred revenue	92,361	70,378

Total current liabilities	175,199	140,704

Long-term debt, less current portion	315,305	230,491
Long-term portion of accrued restructuring costs	5,412	356
Long-term portion of deferred revenue	319	823
Long-term deferred income and other taxes	20,842	10,082
Other long-term liabilities	941	—

Total long-term liabilities	342,819	241,752

Stockholders’ equity:
Common stock	61	60
Additional paid-in capital	377,598	366,737
Less: treasury stock at cost	(18,458)	(13,883)
Accumulated other comprehensive income (loss)	(4,507)	61
Accumulated deficit	(89,029)	(90,050)

Total stockholders’ equity	265,665	262,925

Total liabilities and stockholders’ equity	$783,683	$645,381

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Epicor Reports Q4 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
License fees	$25,150	$38,214	$90,416	$109,443
Consulting	38,110	35,147	152,153	134,722
Maintenance	47,316	41,376	192,308	160,278
Hardware and other	11,372	4,960	53,002	25,389

Total revenues	121,948	119,697	487,879	429,832

Cost of revenues	53,892	50,538	239,912	191,878
Amortization of intangible assets	8,383	4,460	32,896	17,419

Total cost of revenues	62,275	54,998	272,808	209,297

Gross profit	59,673	64,699	215,071	220,535

Operating expenses:
Sales and marketing	19,734	24,762	82,883	80,508
Software development	11,648	9,989	52,533	37,369
General and administrative	12,649	15,669	52,139	58,302
In-process research and development	—	—	200	—
Restructuring and other	4,377	365	9,143	1,571

Total operating expenses	48,408	50,785	196,898	177,750

Income from operations	11,265	13,914	18,173	42,785
Gain on sale of non-strategic asset	—	—	—	1,579
Interest expense	(3,843)	(1,809)	(15,613)	(8,469)
Interest and other income (expense), net	(749)	666	303	6,639

Income before income taxes	6,673	12,771	2,863	42,534
Provision for income taxes	3,822	4,265	1,842	15,227
Non-cash income tax benefit	—	(13,970)	—	(13,970)

Net income	$2,851	$22,476	$1,021	$41,277

Net income per share:
Basic	$0.05	$0.39	$0.02	$0.72
Diluted	$0.05	$0.38	$0.02	$0.71
Weighted average common shares outstanding:
Basic	58,553	57,420	58,351	57,112
Diluted	59,082	58,585	58,984	58,003

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Epicor Reports Q4 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP NET INCOME RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Income before income taxes	$6,673	$12,771	$2,863	$42,534
Add back (subtract):
Amortization of intangible assets	8,383	4,495	32,896	17,614
Stock-based compensation expense	826	3,475	7,045	11,694
Loss on foreign currency option contract	—	2,312	1,610	2,312
Deferred revenue fair value adjustment	1,304	—	7,717	—
Debt issuance fees write off	—	—	—	842
Restructuring and other	4,377	365	9,143	1,571
In-process research and development	—	—	200	—
Gain on sale of non-strategic asset	—	—	—	(1,579)

Non-GAAP income before income taxes	$21,563	$23,418	$61,474	$74,988
Non-GAAP provision for income taxes [1]	(8,074)	(7,469)	(22,696)	(25,657)

Non-GAAP net income	$13,489	$15,949	$38,778	$49,331

Non-GAAP net income per diluted share	$0.23	$0.27	$0.66	$0.85

Weighted average common shares outstanding:
Diluted	59,082	58,585	58,984	58,003

1 For the fourth quarter of 2008, the Company utilized a 38% tax rate for the calculation of the Non-GAAP provision for income taxes

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Epicor Reports Q4 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Total revenues	$121,948	$119,697	$487,879	$429,832

Net income	$2,851	$22,476	$1,021	$41,277
Provision for income taxes	3,822	4,265	1,842	15,227
Non-cash income tax benefit	—	(13,970)	—	(13,970)
Interest expense	3,843	1,809	15,613	8,469
Amortization of intangible assets	8,383	4,495	32,896	17,614
Depreciation	2,057	1,749	8,214	6,294
Restructuring and other	4,377	365	9,143	1,571
In-process research and development	—	—	200	—
Gain on sale of non-strategic asset	—	—	—	(1,579)
Loss on foreign currency option contract	—	2,312	1,610	2,312
Deferred revenue fair value adjustment	1,304	—	7,717	—
Interest and other (income) expense, net	749	(2,978)	(1,913)	(8,951)

Adjusted EBITDA	$27,386	$20,523	$76,343	$68,264

Adjusted EBITDA percent of total revenues	22.5%	17.1%	15.6%	15.9%

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Epicor Reports Q4 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY FREE CASH FLOW RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income	$2,851	$22,476	$1,021	$41,277
Provision for income taxes	3,822	4,265	1,842	15,227
Non-cash income tax benefit	—	(13,970)	—	(13,970)
Interest expense	3,843	1,809	15,613	8,469
Amortization of intangible assets	8,383	4,495	32,896	17,614
Depreciation	2,057	1,749	8,214	6,294
Restructuring and other	4,377	365	9,143	1,571
In-process research and development	—	—	200	—
Gain on sale of non-strategic asset	—	—	—	(1,579)
Loss on foreign currency option contract	—	2,312	1,610	2,312
Deferred revenue fair value adjustment	1,304	—	7,717	—
Interest and other (income) expense, net	749	(2,978)	(1,913)	(8,951)

Adjusted EBITDA	$27,386	$20,523	$76,343	$68,264

Adjusted EBITDA	$27,386	$20,523	$76,343	$68,264
Non-cash stock-based compensation	826	3,475	7,045	11,694
Capital expenditures	(2,116)	(2,462)	(9,946)	(7,926)
Cash paid for taxes	(1,080)	(133)	(5,132)	(4,728)
Net interest	(3,467)	554	(12,102)	(1,311)

Free cash flow	$21,549	$21,957	$56,208	$65,993

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Epicor Reports Q4 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP REVENUE RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
Total license revenue	$25,150	$90,416
NSB deferred license revenue fair value adjustment	21	83

Total non-GAAP license revenue	25,171	90,499

Total consulting revenue	38,110	152,153
NSB deferred consulting revenue fair value adjustment	105	560

Total non-GAAP consulting revenue	38,215	152,713

Total maintenance revenue	47,316	192,308
NSB deferred maintenance revenue fair value adjustment	1,178	7,074

Total non-GAAP maintenance revenue	48,494	199,382

Total hardware and other revenue	11,372	53,002
NSB deferred hardware and other revenue fair value adjustment	—	—

Total non-GAAP hardware and other revenue	11,372	53,002

Total revenue	121,948	487,879
NSB deferred revenue fair value adjustment	1,304	7,717

Total non-GAAP revenue	$123,252	$495,596